Exhibit 10.16

ADVISORY AGREEMENT

ADVISORY AGREEMENT (this “Agreement”) dated as of the 1st day of July, 2009, by and among WORLD MONITOR TRUST III – SERIES J (“Series J”), a separate series of World Monitor Trust III, a Delaware statutory trust (the “Trust”), KENMAR PREFERRED INVESTMENTS CORP., a Delaware corporation (the “Managing Owner”) and KROM RIVER INVESTMENT MANAGEMENT (CAYMAN) LIMITED, an exempted company incorporated in the Cayman Islands (“Krom Cayman”) and KROM RIVER TRADING AG, a company incorporated in Switzerland (“Krom Switzerland” and, together with Krom Cayman, the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts. Other transactions also may be effected from time to time, including among others, those as more fully identified in Exhibit A hereto; the foregoing commodities and other transactions are collectively referred to as “Commodities”; and

WHEREAS, the Managing Owner is the managing owner of the Trust; and

WHEREAS, the Managing Owner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of Series J; and

WHEREAS, the Advisor’s present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Advisor is either (a) registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement, or (b) is exempt from registration as a commodity trading advisor under the CE Act and will maintain such exempt status for the term of this Agreement; and

WHEREAS, the Trust is making a private offering pursuant to Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) of beneficial interests (the “Offering”) in the Trust (the “Interests”) evidenced by different series of Interests (each, a “Series”) through Kenmar Securities Inc., as Selling Agent, and in connection therewith, the Trust has prepared a Confidential Private Placement Memorandum and Disclosure Document (the “Memorandum”) for the offering of Series J Interests (Units relating to the Series J Interests are referred to herein as the “Series J Units”).

WHEREAS, Series J and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services on behalf of Series J during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Duties of the Advisor.

(a) Appointment. Series J hereby appoints the Advisor, and the Advisor hereby accepts such appointment, as its limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement the portion of Series J’s Net Asset Value (as defined in the Memorandum) allocated to the Advisor which shall not be less than $5 million (such amount, including margin and notional proceeds, referred to herein as the “Allocated Assets”) on the terms and conditions and for the purposes set forth herein. This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. The Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, and strategies described in Exhibit A hereto, which Series J and the Managing Owner have selected to be utilized by the Advisor in trading the Allocated Assets (collectively referred to as the Advisor’s “Trading Approach”), subject to the trading policies and limitations as set forth in the Memorandum and attached hereto as Exhibit B (the “Trading Policies and Limitations”), as the same may be modified from time to time and provided in writing to the Advisor. The portion of the Allocated Assets to be allocated by the Advisor at any point in time to one or more of the various trading strategies comprising the Advisor’s Trading Approach will be determined as set forth in Exhibit A hereto, as it may be amended from time to time, with the consent of the parties, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Advisor will determine and, if required, adjust its trading in light of the new allocation.

(b) Allocation of Responsibilities.

(i) Series J will have the responsibility for the management of any portion of the Allocated Assets that are not invested in Commodities, including cash and cash equivalents.

(ii) The Advisor will use its good faith and best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Advisor’s Trading Approach.

(iii) In the event that Series J shall, in its sole discretion, determine in good faith following consultation appropriate under the circumstances with the Advisor that any trading instruction issued by the Advisor violates the Trading Policies and Limitations, then Series J, following reasonable notice to the Advisor appropriate under the circumstances, may override such trading instruction and shall be responsible therefore. Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of Series J beyond those enumerated in the Memorandum if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust or Series J, in which case the Advisor will adhere to such limitations following written notification thereof.

(c) Gains From Trading Approach. The Advisor agrees that at least 90% of the annual gross income and gain, if any, generated by its Trading Approach for Allocated Assets will be “qualifying income” within the meaning of Section 7704(d) of the Code (it being understood that such income will largely result from buying and selling Commodities and that the Trading Approach is not intended primarily to generate interest income). The Advisor also agrees that it will attempt to trade in such a manner as to allow non-U.S. Limited Owners (as defined below) to qualify for the safe harbors found in Section 864(b)(2) of the Code and as interpreted in the regulations promulgated or proposed thereunder.

(d) Modification of Trading Approach. In the event the Advisor requests to use, or Series J requests the Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for Series J (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so and/or shall not be required to do so, as appropriate, unless both Series J and the Advisor consent thereto in writing.

(e) Notification of Material Changes. The Advisor also agrees to give Series J prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to Series J) over the objection of Series J, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to Series J) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor’s Trading Approach, and the deletion (but not the addition) of Commodities (other than the addition of Commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the “CFTC”) as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market) to or from the Advisor’s Trading Approach, and variations in the leverage principles and policies utilized by the Advisor, shall not be deemed a material change in the Advisor’s Trading Approach, and prior approval of Series J shall not be required therefore.

Subject to adequate assurances of confidentiality, the Advisor agrees that it will discuss with Series J upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for Series J, provided that nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information.

(f) Request for Information. The Advisor agrees to provide Series J with any information concerning the Advisor that Series J may reasonably request, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which Series J reasonably deems to be material to Series J. The Advisor shall provide Series J with proprietary or confidential information concerning the Trading Approach only subject to receipt of adequate assurances of confidentiality by Series J, The Advisor shall not be required to provide Series J with the identity of its customers. The Advisor also shall notify Series J of any such matters the Advisor, in its reasonable judgment, believes may be material to Series J relating to the Advisor and its Trading Approach. During the term of this Agreement, the Advisor agrees to provide Series J with updated monthly information related to the Advisor’s performance results within a reasonable period of time after the end of the month to which it relates.

(g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor’s instructions. If the Advisor determines that a material error was made in connection with a trade or that a trade was made other than in accordance with the Advisor’s instructions, the Advisor shall promptly notify Series J of this fact and shall utilize its commercially reasonable efforts to cause the error or discrepancy to be corrected.

(h) Liability. Neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to Series J, its officers, directors, Members, shareholders or employees, or any person who controls Series J, or any of their respective successors or assignees under this Agreement, except by reason of acts or omissions in material breach of this Agreement or due to their willful misconduct or gross negligence or by reason of their not having acted in good faith in the reasonable belief that such actions or omissions were in the best interests of Series J and its Limited Owners; it being understood that the Advisor makes no guarantee of profit nor offers any protection against loss, and that all purchases and sales of Commodities shall be for the account and risk of Series J, and the Advisor shall incur no liability for trading profits or losses resulting therefrom provided the Advisor would not otherwise be liable to Series J under the terms hereof. In addition, neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be liable to Series J, its officers, directors, Members, shareholders or employees, or any person who controls Series J, or any of their respective successors or assignees under this Agreement for any action taken by the Managing Owner pursuant to Section 1(b)(iii) above.

(i) Additional Allocations and Reallocations. Subject to Section 10(a) below, Series J may, on a monthly basis, as described in the Memorandum, (i) allocate additional assets to the Advisor, (ii) reallocate the Allocated Assets away from the Advisor to another commodity trading advisor (an “Other Advisor”), (iii) reallocate assets to the Advisor from an Other Advisor or (iv) allocate additional capital with respect to the Allocated Assets to an Other Advisor.

(j) Delivery of Disclosure Document. The Advisor agrees to provide the Managing Owner with the current offering memorandum for the Krom River Commodity Fund Inc (“Disclosure Document”) and any updates .

2.	Indemnification.

(a) By the Advisor. In any action in which the Trust, Series J, Wilmington Trust Company, a Delaware corporation, in its capacity as trustee of the Trust (in such capacity, the “Trustee”) or the Managing Owner, or their respective controlling persons, shareholders, partners, members, managers, directors, officers and/or employees of any of the foregoing are parties, the Advisor agrees to indemnify and hold harmless the foregoing persons against any loss, damage, charge, liability or expense (including, without limitation, reasonable attorneys’ and accountants’ fees) (“Losses”) to which such persons may become subject, insofar as such Losses arise out of or result from a material breach of this Agreement by the Advisor. Notwithstanding the foregoing, neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor, shall be required to indemnify Series J, its officers, directors, Members, shareholders or employees, or any person who controls Series J, or any of their respective successors or assignees for any action taken by the Managing Owner pursuant to Section 1(b)(i) and/or section 1 (b) (iii) above and nor shall neither the Advisor nor any employee, director, officer or shareholder of the Advisor, nor any person who controls the Advisor be liable for any Losses which arise, directly or indirectly, form any action taken by the Managing Owner pursuant to Section 1(b)(i) and/or section 1 (b) (iii) above.

(b) Of the Advisor. Subject to the provisions of Section 3 of this Agreement, the Advisor, and each officer, director, shareholder and employee of the Advisor, and each person who controls the Advisor (each, and “Advisor Indemnitee”), shall be indemnified, defended, and held harmless by Series J and the Managing Owner, jointly and severally, from and against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including, without limitation, reasonable investigatory and attorneys’ fees and expenses) and amounts paid in settlement of any claims in compliance with the conditions specified below (collectively, “Losses”) sustained by the Advisor (i) in connection with any acts or omissions of the Advisor, or any of its officers, directors or employees relating to its management of the Allocated Assets, including in connection with this Agreement or otherwise as a result of the Advisor’s performance of services on behalf of Series J or its role as trading advisor to the Allocated Assets and (ii) as a result of a material breach of this Agreement by Series J or the Managing Owner, provided that, (1) such Losses were not the result of gross negligence, willful misconduct or a material breach of this Agreement on the part of the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, (2) the Advisor, and its officers, directors, shareholders and employees, and each person controlling the Advisor, acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of Series J and (3) any such indemnification will only be recoverable from the Allocated Assets and the assets of the Managing Owner and not from any other assets of Series J or the other Series of the Trust, and provided further, that no indemnification shall be permitted under this Section 2 for amounts paid in settlement if either (A) the Advisor fails to notify Series J of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid, or (B) Series J does not approve the amount of the settlement within fifteen (15) days (such approval not to be withheld unreasonably). Notwithstanding the foregoing, Series J shall, at all times, have the right to offer to settle any matter for a monetary amount with the approval of the Advisor (which approval shall not be withheld unreasonably) and if Series J successfully negotiates a monetary settlement and tenders payment therefore to Advisor Indemnitee, the Advisor Indemnitee must either use commercially reasonable efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Advisor Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of Series J to the Advisor Indemnitee shall be the amount of said proposed settlement; provided, however, that nothing herein contained shall require the Advisor Indemnitee to accept any settlement which has provisions requiring anything other than payment of a monetary amount.

(c) Default Judgments and Confessions of Judgment. None of the foregoing provisions for indemnification shall be applicable with respect to default judgments or confessions of judgment, or to settlements entered into by an indemnified party claiming indemnification without the prior written consent of the indemnifying party.

(d) Procedure. Promptly after receipt by an indemnified party under this Section 2 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 2, notify the indemnifying party of the commencement thereof, but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 2 except to the extent, if any, that such failure or delay prejudiced the indemnifying party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it timely notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in the defense therein, and to the extent that it may wish, to assume such defense thereof, with counsel specifically approved in writing by such indemnified party, such approval not to be unreasonably withheld, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, in which event, the indemnifying party will not be liable to such indemnified party under this Section 2 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 2. Notwithstanding any other provisions of this Section 2, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

(e) Expenses. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending civil, administrative or criminal action, suit or proceeding shall be paid by the indemnifying party in advance of final disposition or settlement of such action, suit or proceeding, if and to the extent that (i) the legal action, suit or proceeding, if sustained, would entitle the indemnified party to indemnification pursuant to the terms of this Section 2 and (ii) the person on whose behalf such expenses are paid shall agree in writing to reimburse the indemnifying party in the event indemnification is not permitted under this Section 2 upon final disposition or settlement.

3.	Limits on Claims.

(a) Limited Assets Available. The Advisor agrees that for any obligations due and owing to it by Series J, the Advisor will look solely and exclusively to the Allocated Assets at the time such obligation was incurred to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Trust or Series J, whether there is a Bankruptcy or Insolvency Action (s defined below) taken or otherwise. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

(b) No Limited Owner Liability. This Agreement has been made and executed by and on behalf of Series J for the benefit of Series J and the obligations of Series J set forth herein are not binding upon any of the owners of any Series (“Limited Owners”) individually, but are binding only upon the assets and property identified above and no resort shall be had to the assets of Series J or any other Series issued by the Trust or the Limited Owners’ personal property for the satisfaction of any obligation or claim hereunder.

(c) “Bankruptcy or Insolvency Action”. For purposes of this Agreement, the term “Bankruptcy or Insolvency Action” shall mean any action action against Series J in which the Advisor: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Trust or Series J in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Trust or Series J a bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Trust or Series J under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or Series J or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy.

4.	Obligations of the Trust, the Managing Owner and the Advisor.

(a) The Memorandum. Each of Series J and the Managing Owner agrees to cooperate and use its good faith, and best efforts in connection with (i) the preparation by the Trust of the Memorandum (and any amendments or supplements thereto), (ii) the filing of all documents (and any amendments or supplements thereto) with such governmental and self-regulatory authorities as the Managing Owner deems appropriate for the sale of the Interests and the taking of such other actions not inconsistent with this Agreement as the Managing Owner may determine to be necessary or advisable in order to make the proposed offer and sale of Interests lawful in any jurisdiction, and (iii) the taking of such other actions as the Managing Owner may reasonably determine to be necessary or advisable in order to comply with any other legal or regulatory requirements applicable to the Trust or Series J. The Advisor agrees to make all required disclosures regarding itself, its officers and principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) and otherwise as may be required, in the reasonable judgment of counsel to the Managing Owner, to be made in the Memorandum and in applications to any such jurisdictions by reason of any law or regulation applicable to the Trust or Series J. Except as required by applicable law or regulations, no description of, or other information relating to, the Advisor may be distributed by the Managing Owner without the prior written consent of the Advisor; provided that distribution of performance information relating to Series J’s account shall not require consent of the Advisor.

(b) Advisor Not A Promoter. The parties acknowledge that the Advisor has not been, either alone or in conjunction with the Selling Agent or its affiliates, an organizer or promoter of Series J, and it is not intended by the parties that the Advisor shall have any liability as such.

5.	Advisor Independence.

(a) Independent Contractor. The Advisor shall for all purposes herein be deemed to be an independent contractor with respect to Series J, the Managing Owner and each other commodity trading advisor that may in the future provide commodity trading advisory services to Series J and the Managing Owner and its affiliates, and shall, unless otherwise expressly authorized, have no authority to act for or to represent Series J, the Managing Owner, any other commodity trading advisor or the Selling Agent in any way or otherwise be deemed to be a general agent, joint venturer or partner of Series J, the Managing Owner, any other commodity trading advisor, or in any way be responsible for the acts or omissions of Series J, the Managing Owner, any other commodity trading advisor as long as it is acting independently of such persons.

(b) Purchase of Interests. Any of the Advisor, its principals and employees may, in its discretion, purchase Interests in the Trust.

(c) Confidentiality. Series J and the Managing Owner acknowledge that the Trading Approach including methods, models and strategies of the Advisor is the confidential property of the Advisor. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach (and, if the Advisor does disclose such information to the Managing Owner and Series J subject to adequate assurance of confidentiality under Section 1(f) above, nor shall such details be disclosed either directly or indirectly by Series J or the Managing Owner). Series J and the Managing Owner further agree that they will keep confidential and will not disseminate the Advisor’s trading advice to Series J, except as, and only to the extent that, it may be reasonably determined by Series J and agreed by the Advisor to be (i) necessary for the conduct of the business of Series J, including the performance of brokerage services by Series J’s commodity broker(s), it being understood that in those circumstances Series J will use commercially reasonable efforts to assure that third parties to whom such information is provided will maintain the confidentiality of such information, or (ii) expressly required by law or regulation. Each of the Managing Owner and Series J further agrees that it will not, directly or indirectly, utilize any confidential information obtained from the Advisor in or in connection with its or its affiliates’ own trading or trading systems.

6.	Commodity Broker.

All Commodities traded for the account of Series J shall be made through such commodity broker or brokers or counterparty or counterparties as are agreed upon between the Advisor and Series J and in accordance with such order execution procedures as are agreed upon between the Advisor and Series J. Except as set forth below, the Advisor shall not have any authority or responsibility in selecting or supervising any floor broker or counterparty for execution of Commodities trades of Series J or for negotiating floor brokerage commission rates or other compensation to be charged therefore. The Advisor shall not be responsible for determining that any such broker or counterparty used in connection with any Commodities transactions meets the financial requirements or standards imposed by Series J’s Trading Policies and Limitations. At the present time it is contemplated that Series J will execute and clear all Commodities trades through UBS Securities LLC. The Advisor may, however, with the consent of Series J, such consent not to be unreasonably withheld, execute transactions at such other firm(s), and upon such terms and conditions, as the Advisor and Series J agree if such firm(s) agree to “give up” all such transactions to UBS Securities LLC for clearance. To the extent that Series J determines to utilize a broker or counterparty other than UBS Securities LLC, Series J will consult with the Advisor prior to directing it to utilize such broker or counterparty, and will not retain the services of such firm(s) over the reasonable objection of the Advisor.

7.	Fees.

In consideration of and in compensation for the performance of the Advisor’s services under this Agreement, the Advisor shall receive from Series J a monthly management fee (the “Management Fee”) and a quarterly incentive fee (the “Incentive Fee”) based on the Allocated Assets, which in all events shall be unaffected by the performance of the other Series or any other trading advisor, as follows:

(a) A Management Fee equal to 1/12 of 2% (two %) of the Allocated Assets determined as of the close of business on the last day of each month (an annual rate of 2%). For purposes of determining the Management Fee, any distributions, redemptions, or reallocation of the Allocated Assets made as of the last day of a month shall be added back to the Allocated Assets and there shall be no reduction for (i) any accrued but unpaid incentive fees due the Advisor under paragraph (b) below for the quarter in which such fees are being computed, or (ii) any accrued but unpaid extraordinary expenses (as defined in the Trust Agreement). The Management Fee determined for any month in which an Advisor manages the Allocated Assets for less than a full month shall be pro rated, such proration to be calculated on the basis of the number of days in the month the Allocated Assets were under the Advisor’s management as compared to the total number of days in such month, with such proration to include appropriate adjustments for any funds taken away from the Advisor’s management during the month for reasons other than distributions or redemptions, including but not limited to the reduction of the Allocated Assets allocated to the Advisor’s management resulting from the payment of extraordinary expenses. Management fees paid pursuant to this Section are non-refundable.

(b) An Incentive Fee of twenty per cent (20%)of “New High Net Trading Profits” (as hereinafter defined) generated on the Allocated Assets, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter (the “Incentive Measurement Date”).

New High Net Trading Profits (for purposes of calculating the Advisor’s Incentive Fee only) will be computed as of the Incentive Measurement Date and will include such profits (as outlined below) since the immediately preceding Incentive Measurement Date (each an “Incentive Measurement Period”).

New High Net Trading Profits for any Incentive Measurement Period will be the net profits, if any, from trading the Allocated Assets during such period (including (i) realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions) and will be calculated after the determination of Series J’s transaction costs attributable to the Allocated Assets, the Advisor’s Management Fee, the operating expenses for which the Allocated Assets are responsible, and any extraordinary expenses (e.g., litigation, costs or damages) paid during an Incentive Measurement Period which are specifically related to the Advisor (it being understood and agreed that such expenses are subject to a maximum of 1/12 of .50% per month of the beginning-of-month Allocated Assets), but before deduction of any Incentive Fees payable during the Incentive Measurement Period. New High Net Trading Profits will not include interest earned or credited on the Allocated Assets. New High Net Trading Profits will be generated only to the extent that the Advisor’s cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved by the Advisor as of a previous Incentive Measurement Date. Except as set forth below, net losses from prior quarters must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs or if this Agreement is terminated at any date that is not an Incentive Measurement Date, the date of the withdrawal or distribution or termination will be treated as if it were an Incentive Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Advisor until the next scheduled Incentive Measurement Date. New High Net Trading Profits for an Incentive Measurement Period shall exclude capital contributions to Series J in an Incentive Measurement Period, distributions or redemptions paid or payable by Series J during an Incentive Measurement Period, as well as losses, if any, associated with redemptions, distributions, and reallocations of assets during the Incentive Measurement Period and prior to the Incentive Measurement Date (i.e., to the extent that assets are allocated away from the Advisor (through redemptions, distributions or allocations caused by Series J), any loss carryforward attributable to the Advisor shall be reduced in the same proportion that the value of the assets allocated away from the Advisor comprises the value of the Allocated Assets prior to such allocation away from the Advisor. In calculating New High Net Trading Profits, incentive fees paid for a previous Incentive Measurement Period will not reduce cumulative New High Net Trading Profits in subsequent periods.

(c) Timing of Payment. Management Fees and Incentive Fees shall be paid within fifteen (15) business days following the end of the period for which they are payable. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits will be due and owing as of the end of the first calendar quarter during which the Trading Advisor managed the Allocated Assets for at least forty five (45) days. If an Incentive Fee shall have been paid by the Trust to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the Allocated Assets the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(d) Fee Data. Series J will provide the Advisor with the data used by Series J to compute the foregoing fees within ten (10) business days of the end of the relevant period. The Advisor shall be free to contest the calculations if in its reasonable judgment they are inaccurate.

(e) Third Party Payments. Neither the Advisor, nor any of its officers, directors, employees or stockholders, shall receive any commissions, compensation, remuneration or payments whatsoever from any broker with which Series J carries an account for transactions executed in Series J’s account. The parties acknowledge that a spouse of any of the foregoing persons may receive floor brokerage commissions in respect of trades effected pursuant to the Advisor’s Trading Approach on behalf of Series J, which payment shall not violate the preceding sentence.

8.	Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, shall continue in effect until the close of business on the last day of the month ending twelve (12) full months following the date hereof. Thereafter, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 8, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional twelve-month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding term. Subject to Section 8(d)(iv) hereof, the automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any allocation of the Allocated Assets away from the Advisor pursuant to this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Trust or Series J is terminated. In addition, this Agreement shall terminate automatically in the event that the Allocated Assets decline as of the end of any business day by at least 40% from the Allocated Assets (i) as of the date hereof, or (ii) as of the first day of any calendar year, as adjusted in each instance on an ongoing basis by (A) any decline(s) in the Allocated Assets caused by distributions, redemptions, reallocations, and withdrawals, and (B) additions to the Allocated Assets caused by additional allocations.

(c) Optional Termination Right of Series J. This Agreement may be terminated at any time at the election of Series J in its sole discretion upon at least thirty (30) days’ prior written notice to the Advisor. Series J will use its best efforts to cause any termination to occur as of a month-end. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Advisor in the event that: (i) Series J determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of Series J; (ii) either (A) the Advisor’s registration as a commodity trading advisor under the CE Act or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed, or (B) the Advisor is no longer exempt from registration status as a commodity trading advisor under the CE Act; (iii) Series J determines in good faith following consultation appropriate under the circumstances with the Advisor that the Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of Series J’s Trading Policies and Limitations, or (B) the Advisor’s Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Advisor; (v) the Advisor dissolves, merges or consolidates with another entity, or sells what the Advisor considers, in its sole and absolute opinion to be a substantial portion of its assets, or a change in any material respect in any portion of the Advisor’s Trading Approach utilized by the Advisor for Series J, without the consent of Series J; (vi) Christopher Brodie is not in control of the Advisor’s trading activities for Series J; (vii) the death, incapacity or disability of Christopher Brodie, (viii) the Advisor becomes bankrupt (admitted or decreed) or insolvent, (ix) for any other reason, Series J determines in good faith that such termination is essential for the protection of Series J, including without limitation a good faith determination by Series J that the Advisor has breached a material obligation to Series J under this Agreement relating to the trading of the Allocated Assets.

(d) Optional Termination Right of Advisor. The Advisor shall have the right to terminate this Agreement at any time upon at least ninety (90) days’ prior written notice in the event: (i) of the receipt by the Advisor of an opinion of independent counsel reasonably satisfactory to the Advisor and Series J that by reason of the Advisor’s activities with respect to Series J it is required to register as an investment adviser under the Investment Advisers Act of 1940 and it is not so registered; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iii) that Series J (A) imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Allocated Assets, or (B) overrides trading instructions of the Advisor or does not consent to a material change to the Trading Approach requested by the Advisor; (iv) if the amount of the Allocated Assets decreases to less than $5 million as the result of redemptions, distributions, reallocations of the Allocated Assets or deleveraging initiated by Series J, but not trading losses, as of the close of business on any Friday; (v) Series J elects (pursuant to Section 1 of this Agreement) to have the Advisor use a different Trading Approach in the Advisor’s management of the Allocated Assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by Series J; (vii) there is a material breach of this Agreement by Series J and after giving written notice to Series J which identifies such breach and such material breach has not been cured within

10 days following receipt of such notice by Series J; (viii) the Advisor provides Series J with written notice, at least ninety (90) days prior to the end of the then current term, of the Advisor’s desire and intention to terminate this Agreement as of the end of the then current term; or (ix) other good cause is shown and the written consent of Series J is obtained (which shall not be withheld or delayed unreasonably).

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Advisor pursuant to this Section 8 or Series J allocates its assets to Other Advisors, the Advisor shall be entitled to, and Series J shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had the Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f) Termination and Open Positions. Once terminated, the Advisor shall have no responsibility for existing positions, including delivery issues, if any, which may result from such positions.

9.	Liquidation of Positions.

The Advisor agrees to liquidate open positions in the amount that Series J informs the Advisor, in writing via facsimile or other equivalent means, that Series J considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 8, respectively, or (ii) fund its pro rata share of any redemption, distribution or Series J expense. Series J shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. Series J shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) days’ prior notice. In the event that losses incurred as a result of such liquidation by the Advisor exceed the amount of the Allocated Assets at the time of such liquidation, Series J agrees to cover such excess losses from its assets, but in no event from the assets of the other Series issued by the Trust. The Advisor shall have no liability for such losses in any event.

10.	Other Accounts of the Advisor.

(a) Management of Other Accounts and Trading Proprietary Capital. Subject to paragraph (c) of this Section 10, the Advisor shall be free to (i) manage and trade accounts for other investors (including other public and private commodity pools), and (ii) trade for its own account, and for the accounts of its partners, shareholders, directors, officers and employees, as applicable, using the same or other information and Trading Approach utilized in the performance of services for Series J, so long as in the Advisor’s reasonable judgment the aggregate amount of capital being managed or traded by the Adviser pursuant to the Trading Approach being used by Series J does not (A) materially impair the Advisor’s ability to carry out its obligations and duties to Series J pursuant to this Agreement, or (B) create a reasonable likelihood of the Advisor having to modify materially its agreed upon Trading Approach being used for Series J in a manner which might reasonably be expected to have a material adverse effect on Series J. The aggregate amount of capital referred to in the preceding sentence hereinafter shall be called “Advisor’s Capacity,” and currently is estimated by the Advisor to be $1 billion or in the future such greater amount or amounts as the Advisor may, in its judgment, believe it can trade. The Advisor shall not be required to accept capital from Series J in an amount which exceeds $100 million if such excess amount will cause the Advisor to be managing or trading funds pursuant to its Trading Approach which exceed the Advisor’s Capacity.

(b) Equitable Treatment of Accounts. The Advisor agrees, in its management of accounts other than the account of Series J pursuant to the Trading Approach being used by Series J, that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over Series J. The preceding sentence shall not be interpreted to preclude (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Advisor in good faith in order to accommodate additional accounts. Notwithstanding the foregoing, the Advisor also shall not be deemed to be favoring another commodity interest account over Series J’s account if the Advisor, in accordance with specific instructions of the owner of such account, shall trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which would normally be applied or if the Advisor, in accordance with the Advisor’s money management principles, shall not trade certain commodity interest contracts for an account based on the amount of equity in such account. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide Series J with an explanation of the differences, if any, in performance between Series J and any other similar account pursuant to the same Trading Approach for which the Advisor or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part), provided, however, that the Advisor may, in its discretion, withhold from any such inspection the identity of the client for whom any such account is maintained.

(c) Inspection of Records. Upon the reasonable request of, and upon reasonable notice from, Series J or the Managing Owner, the Advisor shall permit Series J or the Managing Owner to review at the Advisor’s offices, in each case at its own expense, during normal business hours such trading records as it reasonably may request for the purpose of confirming that Series J has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Advisor, which the parties acknowledge to mean that Series J or the Managing Owner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, Series J or the Managing Owner (as applicable) shall keep all such information obtained by them from the Advisor confidential unless disclosure thereof legally is required or has been made public. Such right will terminate one year after the termination of this Agreement and does not permit access to computer programs, records, or other information used in determining trading decisions.

11.	Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate Series J’s Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify Series J if Series J’s positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to Series J and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including Series J, as nearly as possible in proportion to the assets available for trading of the respective accounts (including “notional” equity) to the extent necessary to comply with applicable speculative position limits. The Advisor presently believes that its Trading Approach for the management of Series J’s account can be implemented for the benefit of Series J notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

12.	Redemptions, Distributions, Reallocations and Additional Allocations.

(a) Notice. Series J agrees to give the Advisor at least one (1) business day prior notice of any proposed redemptions, exchanges, distributions, reallocations, additional allocations, or withdrawals affecting the Allocated Assets, it being understood and agreed that any such change generally shall occur no more than once each calendar month.

(b) Allocations. Redemptions, exchanges, withdrawals, and distributions of Interests in respect of the Allocated Assets shall be charged against the Allocated Assets.

13.	Brokerage Confirmations and Reports.

Series J will instruct its brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets. The Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Advisor shall not be responsible for any errors by Series J’s brokers or counterparties unless (i) such error is caused by the Advisor or (ii) the Advisor has selected the broker or counterparty. Series J also will furnish the Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Limited Owners and copies of all reports filed with the CFTC and the NFA. The Advisor shall, at Series J’s request, make a good faith effort to provide Series J with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Advisor by Series J’s commodity broker regarding Series J, and in the Advisor’s possession or control, as Series J deems appropriate if Series J cannot obtain such copies on its own behalf. Upon request, Series J will provide the Advisor with accurate information with respect to the Allocated Assets.

14.	The Advisor’s Representations and Warranties.

The Advisor represents and warrants that:

(a) it has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

(b) it will not by entering into this Agreement and by acting as a commodity trading advisor to Series J, (i) be required to take any action contrary to its incorporating or other formation documents or, to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract or to the best of its knowledge, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

(c) either (i) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement, or (ii) it is exempt from registration as a commodity trading advisor under the CE Act and it will maintain its exempt status during the term of this Agreement;

(d) a copy of its most recent Disclosure Document has been provided to Series J in the form of Exhibit C hereto (and Series J acknowledges receipt of such Disclosure Document) and, except as disclosed in such Disclosure Document, all information in such Disclosure Document

(including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act including the rules and regulations thereunder;

(e) assuming that the Allocated Assets equal not more than $100 million as of the effective date of this Agreement, the amount of such assets should not, in the reasonable judgment of the Advisor, result in the Advisor being required to manage funds in an amount which will exceed the Advisor’s Capacity; and

(f) neither the Advisor, nor its stockholders, directors, officers, employees, agents, principals, affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the Limited Owners; nor (ii) shall solicit any person it or they know is a Limited Owner for the purpose of soliciting commodity business from such Limited Owner, unless such Limited Owner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced to or referred to the Advisor by an unaffiliated agent other than in violation of clause (i).

(g) All references in the Memorandum as of the date of this Agreement to (i) the Advisor and its affiliates and the controlling persons, shareholders, directors, officers and employees of any of the foregoing, (ii) the Advisor’s Trading Approach and (iii) the actual past performance of discretionary accounts directed by the Advisor or any principal thereof, including the notes to the tables reflecting such actual past performance (hereinafter referred to as the Advisor’s “Past Performance History”) are complete and accurate in all material respects, and as to such persons, the Advisor’s Trading Approach and the Advisor’s Past Performance History, as set forth in the Memorandum, contain all information required to be included therein by the CE Act, and the regulations (including interpretations thereof) thereunder, and the rules and regulations of the NFA and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading. The Advisor also represents and warrants as to the accuracy and completeness in all material respects of the underlying data made available by the Advisor to Series J and the Managing Owner for purposes of preparing the pro forma performance tables, it being understood that no representation or warranty is being made with respect to the calculations used to execute the pro forma performance tables or notes thereto. The term “principal” in this Agreement shall have the same meaning as that term in CFTC Regulation § 4.10(e) under the CE Act.

(h) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor and is a valid and binding agreement enforceable in accordance with its terms. The performance of the Advisor’s obligations under this Agreement and the consummation of the transactions set forth in this Agreement and in the Memorandum as of the date of this Agreement are not contrary to the provisions of the Advisor’s formation documents, or to the best of its knowledge, any applicable statute, law or regulation of any jurisdiction, and will not result in any violation, breach or default under any term or provision of any undertaking, contract, agreement or order to which the Advisor is a party or by which the Advisor is bound.

(i) The Advisor has all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Agreement and to act as described in the Memorandum as of the date hereof including, without limitation, registration as a commodity trading advisor under the CE Act and membership as a commodity trading advisor with the NFA and it will maintain and renew any required licenses, registrations, approvals or memberships during the term of the Advisory Agreement.

(j) On the date hereof the Advisor is, and at all times during the term of this Agreement will be, a corporation duly formed and validly existing and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified would materially adversely affect the Advisor’s ability to perform its obligations hereunder or under the Advisory Agreement. The Advisor has full capacity and authority to conduct its business and to perform its obligations under this Agreement, and to act as described in the Memorandum.

(k) Subject to adequate written assurances of confidentiality, and as requested by the Managing Owner, the Advisor has supplied to or made available for review by the Managing Owner (and if requested by the Managing Owner to its designated auditor) all documents, statements, agreements and workpapers requested by them relating to all accounts covered by the Advisor’s Past Performance History in the Memorandum as of the date of this Agreement which are in the Advisor’s possession or to which it has access, provided, however, that the Advisor may, in its sole discretion, withhold from any such inspection the identity of the clients for whom any such accounts are maintained.

(l) As of the date hereof, there has been no material adverse change in the Advisor’s Past Performance History as set forth the Memorandum under the caption “KROM RIVER INVESTMENT MANAGEMENT (CAYMAN) LIMITED” which has not been communicated in writing to and received by the Managing Owner or its counsel.

(m) Except as disclosed in the Memorandum, there is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Advisor or its principals is a party, or to which any of the assets of the Advisor is subject which reasonably might be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Advisor or which reasonably might be expected to materially adversely affect any of the material assets of the Advisor or which reasonably might be expected to (A) impair materially the Advisor’s ability to discharge its obligations to Series J or (B) result in a matter which would require disclosure in the Memorandum; furthermore, the Advisor has not received any notice of an investigation by (i) the NFA regarding non-compliance with its rules or the CE Act, (ii) the CFTC regarding non-compliance with the CE Act, or the rules and regulations thereunder, or (iii) any exchange regarding non-compliance with the rules of such exchange which investigation reasonably might be expected to materially impair the Advisor’s ability to discharge its obligations under this Agreement.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect with respect to the Advisor, the Advisor promptly will notify Series J in writing thereof.

15.	The Managing Owner’s and Series J’s Representations and Warranties.

Each of the Managing Owner and Series J represents and warrants only as to itself (and, further, provided that only the Managing Owner is making the representations and warranties in Section 15(c) and Section 15(e)(ii), and only Series J is making the representations and warranties in Section 15(e)(i)) that:

(a) each has the full capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(b) it will not (i) be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over it, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its duties under this Agreement;

(c) it is registered as a commodity pool operator under the CE Act and is a commodity pool operator member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement;

(d) this Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

(e) on the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of Series J, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement, and (ii) in the case of the Managing Owner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and where the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement.

The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true in any material respect, Series J in the case of its representations and warranties, and the Managing Owner in the case of its representations and warranties, promptly will notify the Advisor in writing.

16.	The Advisor’s Covenants.

If, at any time during the term of this Agreement, the Advisor discovers any fact, omission, event or that a change of circumstances has occurred, which would make the Advisor’s representations and warranties in Section 14 of this Agreement inaccurate or incomplete in any material respect, or which might reasonably be expected to render the Memorandum, with respect to (i) the Advisor or its principals, (ii) the Advisor’s Trading Approach, or (iii) the Advisor’s Past Performance History, untrue or misleading in any material respect, the Advisor will provide prompt written notification to Series J and the Managing Owner of any such fact, omission, event or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification or the failure to continue to be in compliance with the foregoing representations and warranties during the term of this Agreement as soon as possible following such notification shall be cause for Series J to terminate this Agreement with the Advisor on prior written notice to the Advisor. The Advisor also agrees that, during the term of this Agreement, from and after the date of the Memorandum and for so long as Interests in the Trust are being offered, it will provide the Trust and the Managing Owner with updated month-end information relating to the Advisor’s Past Performance History, as required to be disclosed in the performance tables relating to the performance of the Advisor in the Memorandum under the caption KROM RIVER INVESTMENT MANAGEMENT (CAYMAN) LIMITED,” beyond the periods disclosed therein. The Advisor shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

17.	Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto, except that the Advisor need not obtain the consent of any Other Advisor.

18.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assignees of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms “successors” and “assignees” shall not include any purchasers, as such, of Interests.

19.	Amendment or Modification or Waiver.

(a) Changes to Agreement. This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto, except that an amendment to, a modification of, or a waiver of any provision of the Agreement as to the Advisor need not be consented to by any Other Advisor.

(b) No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

20.	Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Managing Owner or Series J:

Kenmar Preferred Investments Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Attention: General Counsel

Facsimile: (914) 307 – 4045

E-mail: legaldept@kenmar.com

and in either case with a copy to:

Alston & Bird LLP

90 Park Avenue

New York, New York 10016

Attention: Timothy P. Selby, Esq.

Facsimile: (212) 210-9494

E-mail: timothy.selby@alston.com

If to the Advisor:

Krom River Investment Management (Cayman) Limited

c/o Walkers SPV Limited

Walker House

87 Mary Street

George Town

Grand Cayman, KY1-9002, Cayman Islands

Attn: Christopher Brodie or Itay Simkin

Facsimile: +44 207 225 0881

E-mail: cb@kromriver.com or is@kromriver.com

and:

Krom River Trading A.G.

Neuhofstrasse 3D

6340, Baar, Switzerland

Attn: Christopher Brodie or Itay Simkin

E-mail: cb@kromriver.com or is@kromriver.com

21.	Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

22.	Survival.

The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

23.	Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto (other than Other Advisors) is made, it shall furnish in advance a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

24.	No Liability of Limited Owners.

This Agreement has been made and executed by and on behalf of Series J, and the obligations of Series J and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners, but rather, are binding only upon the assets and property of Series J, and, to the extent provided herein, upon the assets and property of the Managing Owner.

25.	Headings.

Headings to sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

26.	Complete Agreement.

Except as otherwise provided herein, this Agreement and the Representation Agreement constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

27.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

28.	Arbitration, Remedies.

Each party hereto agrees that any dispute relating to the subject matter of this Agreement shall be settled and determined by arbitration in the City of New York pursuant to the rules of the NFA or, if the NFA should refuse to accept the matter, the American Arbitration Association.

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IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

WORLD MONITOR TRUST III- SERIES J

By:	KENMAR PREFERRED INVESTMENTS CORP., its sole Managing Owner

By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman
Title:	Chief Operating Officer and Senior Executive Vice President

KENMAR PREFERRED INVESTMENTS CORP.

By:	/s/ Esther E. Goodman
Name:	Esther E. Goodman
Title:	Chief Operating Officer and Senior Executive Vice President

KROM RIVER INVESTMENT MANAGEMENT (CAYMAN) LIMITED

By:	/s/ Geoff Ruodick
Name:	Geoff Ruodick
Title:	Director

KROM RIVER TRADING AG

By:	/s/ Christopher Brodie
Name:	Christopher Brodie
Title:	Director

EXHIBIT A

PROGRAM

The Advisor will make its trading decisions for Series J according to its Krom Commodity Discretionary Program as described in Exhibit C as amended from time to time.

[Remainder of page left blank intentionally.]

A-1

EXHIBIT B

TRADING LIMITATIONS AND POLICIES

The following limitations and policies are applicable to assets representing the Allocated Assets as a whole and at the outset to the Advisor individually; since the Advisor initially will manage  1/6th of Series J’s Allocated Assets, such application of the limitations and policies is identical initially for Series J and the Advisor. The Advisor sometimes may be prohibited from taking positions for the Allocated Assets which it would otherwise acquire due to the need to comply with these limitations and policies. Series J will monitor compliance with the trading limitations and policies set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Advisor, as it, in good faith, deems appropriate in the best interests of Series J, subject to the terms of the Advisory Agreement.

Series J will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Limited Owners owning more than 50% of Interests in the other Series. Series J may, however, impose additional trading limitations on the trading activities of Series J without obtaining such approval if Series J or the Managing Owner determines such additional limitations to be necessary in the best interests of Series J.

Trading Limitations

The Advisor will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that Series J is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates to be received by Series J or its affiliates, or permit Series J or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by Series J; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

The Advisor will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of Series J, which currently are as follows:

(1) Allocated Assets will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

(2) Stop or limit orders may, in the Advisor’s discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that the clearing broker will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

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(4) In respect of the Allocated Assets, Series J will not make or accept delivery of any commodity and will not engage in any EFP transactions.

(5) Series J may, from time to time, employ trading techniques such as spreads, straddles and conversions.

(6) Series J may not trade any futures contract that is not approved for trading by the CFTC.

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EXHIBIT C

OFFERING MEMORANDUM FOR KROM RIVER COMMODITY FUND INC.

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